SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT – April 14, 2006
(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code: (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2006, Columbia Laboratories, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with PharmaBio Development, Inc. (“PharmaBio”) in which the Company agreed to pay $12 million of a true-up payment seven months early.

On March 5, 2003, the Company and PharmaBio entered into an agreement (the “Striant Agreement”) under which PharmaBio paid $15 million to the Company over a 15-month period that commenced with the signing of the agreement. In return, PharmaBio receives a 9% royalty on net sales of Striant® (testosterone buccal system) in the United States up to agreed annual sales levels, and a 4.5% royalty of net sales above those levels. The royalty term is seven years. Royalty payments commenced in the 2003 third quarter and are subject to aggregate minimum ($30 million) and maximum ($55 million) amounts, and include a true-up payment, payable not later than November 14, 2006, of the difference between royalties paid to that date and $13 million. Through December 31, 2005, the Company paid $712,000 in royalties to PharmaBio under the Striant Agreement. The Company expects the amount of the true-up payment to be approximately $12 million.

Under the Letter Agreement, the Company agreed to pay PharmaBio on April 14, 2006, Eleven Million Five Hundred Eighty-Five Thousand Two Hundred Thirty-Five Dollars ($11,585,235) (the “Early Payment”), which is the present value of a November 14, 2006 $12 million true-up payment using a six percent (6%) annual discount factor. In consideration of such payment, PharmaBio agrees that PharmaBio will be deemed (solely for purposes of the Striant Agreement) to have received on account of that payment $12 million for purposes of the true-up payment. In the event that, as of the payment date for the true-up payment, the aggregate amount of royalties paid under the Striant Agreement, including the Early Payment, exceed $13 million, the Company will be entitled to have such excess reimbursed.

A copy of the Letter Agreement is attached as Exhibit 10.62 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.62	Letter Agreement Supplement to Striant® Investment and Royalty Agreement dated April 14, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2006

COLUMBIA LABORATORIES, INC.

By:	/s/ David L. Weinberg

David L. Weinberg Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.62	Letter Agreement Supplement to Striant® Investment and Royalty Agreement dated April 14, 2006